Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2020 relating to the financial statements of Evofem Biosciences, Inc., appearing in the Annual Report on Form 10-K of Evofem Biosciences, Inc., for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Diego, CA
March 12, 2020